UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2007

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2008, OMNI Energy Services Corp. (the “Company”) reported that James C. Eckert, the Company’s President and Chief Executive Officer, has announced his intention to retire during 2008. Mr. Eckert will continue serving as the Chief Executive Officer, will assist the Company with the appointment and transition of the Company’s next Chief Executive Officer, and has agreed to serve as a consultant to the Company after his retirement. Mr. Eckert and the Company have also agreed to a transition plan, the terms of which are described below. A copy of the press release announcing Mr. Eckert’s retirement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

On December 31, 2007, the Company entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) with Mr. Eckert. The Amended Agreement is effective until June 30, 2008 unless otherwise terminated in accordance with the Amended Agreement. The Amended Agreement provides that Mr. Eckert shall receive an annual base salary of $250,000, and he will be eligible to receive a bonus for 2007, which bonus will be determined by the Compensation Committee of the Board of Directors on or before April 1, 2008. Under the Amended Agreement, if the employment of Mr. Eckert is terminated by the Company, the Company shall pay Mr. Eckert an amount equal to the sum of (i) his earned but unpaid annual base salary through the date of termination of employment, and (ii) vacation pay earned but not yet taken to the date of his termination. If Mr. Eckert’s dies during his employment by the Company under the Amended Agreement, (i) the Company will pay his estate the remainder of his annual base salary and any accrued incentive bonus through his date of death within 90 days of his death, and (ii) his estate will be entitled to all rights and benefits that Mr. Eckert may have had under the terms of the Amended Agreement and under the terms of the Company’s employee benefit plan(s) and stock incentive plan(s). If Mr. Eckert becomes disabled during his employment by the Company under the Amended Agreement, (i) his employment will terminate on the date of disability, (ii) the Company will pay him the remainder of his annual base salary and any accrued incentive bonus through the date of his disability within 90 days of such date, and (iii) Mr. Eckert will be entitled to all rights and benefits that he may have under the terms of his Amended Agreement and under the terms of the Company’s employee benefit plan(s), stock incentive plan(s) and disability policy(s).

In connection with the Amended Agreement, the Company and Mr. Eckert entered into a Consulting Agreement effective December 31, 2007 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, upon the termination of the Amended Agreement on June 30, 2008 or the earlier termination by the Company without cause, the Company will, for a period of one year, retain Mr. Eckert as an independent contractor to perform consulting services for the Company. The Consulting Agreement also contains a non-compete for a period of two years after the consulting services end. Pursuant to the Consulting Agreement, Mr. Eckert will be paid an aggregate of $1.2 million in quarterly payments of $100,000 each after an initial payment of $300,000 on January 1, 2009.

In addition, in connection with the Amended Agreement, the Company and Mr. Eckert entered into a Restricted Stock Agreement (the “RSA”) effective as of January 1, 2008. Under the RSA and pursuant to the Seventh Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan, the Company awarded Mr. Eckert 400,000 restricted shares of the Company’s common stock. The restricted shares vest one-year after the date of grant, but the shares will remain subject to transfer restrictions that lapse quarterly as to 33,333 shares after an initial lapse of transfer restrictions as to 100,000 shares on January 1, 2009.

On December 31, 2007, the Company and Mr. Eckert entered into a Termination and Mutual Release Agreement (the “Release Agreement”) pursuant to which the Restricted Stock and Stock-Based Award Incentive Agreement dated January 5, 2007 was terminated and both the Company and Mr. Eckert waived, released and discharged each other from all claims, liabilities, demands, and causes of action to which each party may have or claim to have against the other party, except for breaches of any of the agreements described in this Form 8-K.

The foregoing descriptions of the Amended Agreement, the Consulting Agreement, the RSA and the Release Agreement do not purport to be complete and are qualified in their entirety by reference to the Amended Agreement, the Consulting Agreement, the RSA and the Release Agreement, respectively, which are attached hereto as Exhibit 10.1, 10.2, 10.3 and 10.4, respectively and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Amended and Restated Employment Agreement between OMNI Energy Services Corp. and James C. Eckert dated December 31, 2007.

10.2	Consulting Agreement between OMNI Energy Services Corp. and James C. Eckert effective as of December 31, 2007.

10.3	Restricted Stock Agreement between OMNI Energy Services Corp. and James C. Eckert effective as of January 1, 2008.

10.4	Termination and Mutual Release Agreement by and between OMNI Energy Services Corp. and James C. Eckert effective as of December 31, 2007.

99.1	Press release issued by OMNI Energy Services Corp. dated January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: January 7, 2008

	By:	/s/ James C. Eckert
President, Chief Executive Officer and Chairman of the Board